Exhibit 99.1

California Pizza Kitchen to Present at the RBC Capital Markets Consumer Conference on October 2, 2008

LOS ANGELES--(BUSINESS WIRE)--California Pizza Kitchen, Inc. (Nasdaq:CPKI) announced today that management will be presenting at the RBC Capital Markets Consumer Conference in New York, New York on Thursday, October 2, 2008 at 2:30 p.m. ET.

Interested parties can listen to an audio webcast of the presentation by going to www.cpk.com. A replay of the presentation will be available by the end of the day and will continue to be available for ninety days.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. The average guest check is approximately $13.95. As of September 18, 2008 the company operates, licenses or franchises 247 locations, of which 203 are company-owned and 44 operate under franchise or license agreements. The Company also has a licensing agreement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.

California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.

CONTACT:
California Pizza Kitchen, Inc.
media, Sarah Grover
investors, Sue Collyns
310-342-5000